Exhibit 99.1

May 10, 2022

The AZEK Company Announces Second Quarter Fiscal 2022 Financial Results

Strong Sales Growth and Continued Momentum; Raising Midpoint of Fiscal 2022 Net Sales Growth Outlook; Company Announces $400 Million Share Repurchase Program

SECOND QUARTER FISCAL 2022 HIGHLIGHTS

•	Consolidated net sales increased 35.2% year over year to $396.3 million
•	Residential segment net sales increased 33.6% year over year to $350.4 million
•	Net income increased 58.2% year over year to $35.8 million
•	Adjusted Net Income increased 29.0% year over year to $50.8 million
•	EPS increased 64.3% year over year to $0.23
•	Adjusted Diluted EPS increased 32.0% year over year to $0.33
•	Adjusted EBITDA increased 27.1% year over year to $90.9 million

OUTLOOK HIGHLIGHTS

•	Raising Midpoint of Fiscal 2022 Net Sales Outlook – Expecting consolidated net sales of $1.39 billion to $1.43 billion
•	Fiscal 2022 Adjusted EBITDA Outlook – Expecting Adjusted EBITDA of $316 million to $332 million, inclusive of startup costs
•	Third Quarter Fiscal 2022 Outlook – Expecting consolidated net sales of $384 million to $390 million and Adjusted EBITDA of $78 million to $82 million, inclusive of startup costs

Chicago, Ill. (BUSINESS WIRE) -- The AZEK Company Inc. (the “Company” or “AZEK”) (NYSE: AZEK), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® decking, Versatex® and AZEK Trim® and StruXure™ pergolas, today announced financial results for the second quarter ended March 31, 2022 of its fiscal year 2022.

CEO COMMENTS

"Our second quarter results were driven by broad-based growth across our businesses, share gains and disciplined execution. With a healthy demand environment, added capacity coming online and incremental shelf space at dealers, we delivered outstanding results and excellent customer service,” said Jesse Singh, AZEK's Chief Executive Officer.

“The committed employees of The AZEK Company, including our experienced management team, as well as our partners and our customers did an incredible job of managing through a difficult operating environment. We continue to see consistent demand trends in the market and remain confident in our ability to continue to drive revenue and profit growth. During the quarter, we saw an additional $40 million of incremental annualized inflation and have taken additional actions to offset this in subsequent quarters. We are well positioned for growth and margin expansion entering fiscal 2023,” continued Mr. Singh.

“We saw strong results across our business, with our recently introduced new products, including wood replacement Exteriors products, and our new cable railing and productivity solutions seeing strong growth in the quarter. We also made substantial progress in improving the output of our recently acquired StruXure business, which delivered more than 90% year over year growth in the quarter. Our Commercial segment also delivered a strong quarter, benefiting from previous margin enhancement actions and strong execution in a recovering market. During the quarter, we also made progress against a number of strategic initiatives, including our new Boise facility and expanding our recycling program reach through a new alliance with DTG Recycle, a recycler of construction and demolition materials. The AZEK Company has also been named to Newsweek’s list of America's Most Trusted Companies based upon a survey of approximately 50,000 participants including customers, investors and employees. This recognition is a testament to the team’s focus on our core values and unyielding dedication to and passion for our customers and purpose-driven strategy,” Mr. Singh said.

“Subsequent to the close of the quarter, we strengthened our balance sheet by refinancing and upsizing our existing Term Loan to provide additional liquidity under favorable terms, and in May 2022 our Board of Directors authorized a $400 million share purchase program. The refinanced capital structure and internally generated cashflow will allow for continued disciplined capital allocation, including organic investments, tuck-in M&A opportunities and share repurchases,” concluded Mr. Singh.

SECOND QUARTER FISCAL 2022 CONSOLIDATED RESULTS

Net sales for the three months ended March 31, 2022 increased by $103.1 million, or 35.2%, to $396.3 million from $293.1 million for the three months ended March 31, 2021. Net sales for the three months ended March 31, 2022 increased for our Residential segment by 33.6% and increased for our Commercial segment by 48.4%, in each case as compared to the prior year period.

Net income increased by $13.2 million to $35.8 million, or $0.23 per share, for the three months ended March 31, 2022 compared to $22.6 million, or $0.14 per share, for the three months ended March 31, 2021.

Net margin expanded to 9.0% for the three months ended March 31, 2022, as compared to net margin of 7.7% for the three months ended March 31, 2021.

Adjusted EBITDA increased by $19.4 million to $90.9 million for the three months ended March 31, 2022, as compared to Adjusted EBITDA of $71.5 million for the three months ended March 31, 2021. Adjusted EBITDA Margin declined 150 basis points to 22.9% from 24.4% for the prior year period. As previously guided, Adjusted EBITDA margin declined due to the price/commodity lag, startup costs and the impact of our recent acquisition of StruXure.

Adjusted Net Income increased $11.4 million to $50.8 million, or Adjusted Diluted EPS of $0.33 per share, for the three months ended March 31, 2022, as compared to Adjusted Net Income of $39.4 million, or Adjusted Diluted EPS of $0.25 per share, for the three months ended March 31, 2021.

BALANCE SHEET, CASH FLOW and LIQUIDITY

As of March 31, 2022, the Company had cash and cash equivalents of $25.8 million and approximately $107.2 million available for future borrowings under our Revolving Credit Facility. Total debt as of March 31, 2022 was $507.7 million.

OUTLOOK

“I’m proud of our experienced management team that is agile and focused on aggressively implementing our strategy to drive growth and margin expansion in any market environment. The underlying near-term demand trends remain healthy, with growth in sample orders and leads from our digital engagement, continued optimism from our channel partners and project backlogs similar to prior quarters which are elevated from a historical perspective,” Mr. Singh said.

“Looking to the second half of 2022, we will be lapping 40% growth and approximately $60 million of dealer and distributor inventory replenishment," continued Singh. “Even with this comparable, we expect to deliver double digit revenue growth in the second half of fiscal 2022,” continued Mr. Singh.

For full year fiscal 2022, AZEK expects consolidated net sales between $1.39 billion to $1.43 billion, inclusive of the StruXure acquisition. From an Adjusted EBITDA perspective, AZEK expects to deliver $316 million to $332 million, inclusive of the startup costs associated with our capital investment programs and the impact from acquisitions.

For the third quarter fiscal 2022, AZEK expects consolidated net sales between $384 million to $390 million, inclusive of the StruXure acquisition. From an Adjusted EBITDA perspective, AZEK expects to deliver $78 million to $82 million, inclusive of startup costs and the impact from acquisitions.

“Over the years, we have built a resilient business model with multiple levers to drive growth and margin enhancement. We remain excited about the long-term opportunity to drive material conversion away from wood toward our types of materials. We believe we are uniquely positioned because of our breadth and capabilities to continue to expand within our core and into near adjacencies. We remain disciplined and focused on prioritizing strategic initiatives to support long-term sustainable growth and margin expansion in fiscal 2023 and well into the future,” Mr. Singh concluded.

SHARE REPURCHASE PROGRAM

On May 5, 2022, the Board of Directors authorized the Company to repurchase up to $400 million of the Company’s Class A common stock. The program allows the Company to repurchase its shares opportunistically from time to time. Purchases may be effected through one or more open market transactions, privately negotiated transactions, transactions structured through investment banking institutions, accelerated share repurchases or tender offers, some of which may be effected through Rule 10b5-1 plans, or a combination of the foregoing. The timing of repurchases will depend upon several factors, including market and business conditions, and repurchases may be discontinued at any time. As part of the program, the Company intends to enter into a $50 million accelerated share repurchase and repurchase the remaining $350 million over time.

CONFERENCE CALL INFORMATION

AZEK will hold a conference call to discuss the results today, Tuesday, May 10, 2022, at 9:00 a.m. (CT).

To access the live conference call, please register for the call in advance by visiting https://conferencingportals.com/event/kqzNUoaC. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at https://investors.azekco.com/events-and-presentations/.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing (800) 770- 2030 or (647) 362- 9199. The conference ID for the replay is 63923. The replay will be available until 10:59 p.m. (CT) on May 24, 2022.

ABOUT THE AZEK® COMPANY

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and Versatex® and AZEK Trim® and StruXure™ pergolas. Consistently recognized as a market leader in innovation, quality and aesthetics, products across AZEK’s portfolio are made from up to 100% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping millions of pounds of waste out of landfills each year, and revolutionizing the industry to create a more sustainable future. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania, Georgia, and Minnesota, and recently announced a new facility will open in Boise, Idaho.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this earnings release, including statements regarding future operations are forward-looking statements. In some cases, forward looking statements may be identified by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "would," "expect," "objective," "plan," "potential," "seek," "grow," "target," "if," or the negative of these terms and similar expressions intended to identify forward-looking statements. Projected financial information and performance, including our guidance and outlook as well as statements about our future growth and margin expansion goals and factors, assumptions and variables underlying these projections and goals, are forward-looking statements.  Other forward-looking statements may include, without limitation, statements with respect to our ability to meet the future targets and goals we establish, including our environmental, social and governance targets, and the ultimate impact of our actions on our business as well as the expected benefits to the environment, our employees, and the communities in which we do business; statements about our future expansion plans, capital investments, capacity targets and other future strategic initiatives; statements about our expectations regarding share repurchases, including the timing and amount of repurchases and our intentions regarding an accelerated share repurchase; statements about potential new products and product innovation; statements regarding the potential impact of the COVID-19 pandemic or geopolitical conflicts, such as the conflict between Russia and Ukraine; statements about future pricing for our products or our raw materials and our ability to offset increases to our raw material costs and other inflationary pressures; statements about the markets in which we operate and the economy more generally, including growth of our various markets and growth in the use of engineered products as well as our ability to share in such growth; statements about future conversion opportunities from wood and other materials and our ability to capture market share from such opportunities; and all other statements with respect to our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled "Risk Factors" set forth in Part I, Item 1A of the Annual Report on Form 10-K for fiscal 2021 (our “2021 Annual Report”) and in our other filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this earnings release may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release to reflect actual results or future events or circumstances whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

NON-GAAP FINANCIAL MEASURES

To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP performance financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. Our GAAP financial results include significant expenses that may not be indicative of our ongoing operations as detailed within this earnings release.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our earnings release and our consolidated financial statements prepared and presented in accordance with GAAP.

We define Adjusted Gross Profit as gross profit before depreciation and amortization, business transformation costs, acquisition costs and certain other costs as described below. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales.

We define Adjusted Net Income as net income (loss) before amortization, share-based compensation costs, business transformation costs, acquisition costs, initial public offering and secondary offering costs and certain other costs as described below.

We define Adjusted Diluted EPS as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.

We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above.

Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales. Net Leverage is equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA. We believe Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage are useful to investors because they help identify underlying trends in our business that could otherwise be masked by certain expenses that can vary from company to company depending on, among other things, its financing, capital structure and the method by which its assets were acquired, and can also vary significantly from period to period.  We also add back depreciation and amortization and share-based compensation because we do not consider them indicative of our core operating performance. We believe their exclusion facilitates comparisons of our operating performance on a period-to-period basis. Therefore, we believe that showing gross profit and net income, as adjusted to remove the impact of these expenses, is helpful to investors in assessing our gross profit and net income performance in a way that is similar to the way management assesses our performance. Additionally, EBITDA and EBITDA margin are common measures of operating performance in our industry, and we believe they facilitate operating comparisons. Our management also uses Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin in conjunction with other GAAP financial measures for planning purposes, including as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Management considers Adjusted Gross Profit and Adjusted Net Income as useful measures because our cost of sales includes the depreciation of property, plant and equipment used in the production of products and the amortization of various intangibles related to our manufacturing processes. Further, management considers Net Leverage as a useful measure to assess our borrowing capacity.

Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	These measures do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•	These measures do not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our income tax expense or the cash requirements to pay our taxes;
•	Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense of depreciation, in the case of Adjusted Gross Profit and Adjusted EBITDA,

and amortization, in each case, of our assets, and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;
•

Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense associated with our equity compensation plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy;

•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude certain business transformation costs, acquisition costs and other costs, each of which can affect our current and future cash requirements; and

•

Other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, none of these metrics should be considered indicative of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Segment Adjusted EBITDA

Depending on certain circumstances, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin represent measures of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin are determined, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results of Operations” set forth in Part I, Item 2 of our Quarterly Report on Form 10-Q for the second quarter of fiscal 2022 and our Consolidated Financial Statements and related notes included therein.

The AZEK Company Inc.

Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars, except for share and per share amounts)

(Unaudited)

in thousands	March 31, 2022	September 30, 2021
ASSETS:
Current assets:
Cash and cash equivalents	$25,812	$250,536
Trade receivables, net of allowances	171,685	77,316
Inventories	299,160	188,888
Prepaid expenses	18,203	14,212
Other current assets	5,991	1,446
Total current assets	520,851	532,398
Property, plant and equipment - net	474,340	391,012
Goodwill	987,440	951,390
Intangible assets - net	260,128	242,572
Other assets	76,721	70,462
Total assets	$2,319,480	$2,187,834
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$76,228	$69,474
Accrued rebates	31,723	44,339
Accrued interest	46	72
Current portion of long-term debt obligations	—	—
Accrued expenses and other liabilities	65,586	56,522
Total current liabilities	173,583	170,407
Deferred income taxes	61,505	46,371
Long-term debt—less current portion	505,284	464,715
Other non-current liabilities	86,074	79,177
Total liabilities	826,446	760,670
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued or outstanding at March 31, 2022 and September 30, 2021, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 155,108,627 shares issued and outstanding at March 31, 2022 and 154,866,313 shares issued and outstanding at September 30, 2021	155	155
Class B common stock, $0.001 par value; 100,000,000 shares authorized, 100 shares issued and outstanding at March 31, 2022 and at September 30, 2021, respectively	—	—
Additional paid‑in capital	1,628,581	1,615,236
Accumulated deficit	(135,702)	(188,227)
Total stockholders' equity	1,493,034	1,427,164
Total liabilities and stockholders' equity	$2,319,480	$2,187,834

The AZEK Company Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands of U.S. dollars, except for share and per share amounts)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
in thousands	2022	2021	2022	2021
Net sales	$396,255	$293,121	$655,963	$505,399
Cost of sales	273,795	195,272	444,894	334,572
Gross profit	122,460	97,849	211,069	170,827
Selling, general and administrative expenses	70,822	60,155	133,991	113,602
Other general expenses	—	1,149	—	1,149
Operating income (loss)	51,638	36,545	77,078	56,076

Other expenses:
Interest expense	4,010	6,348	8,158	12,374
Total other expenses	4,010	6,348	8,158	12,374

Income (loss) before income taxes	47,628	30,197	68,920	43,702
Income tax expense (benefit)	11,810	7,557	16,395	10,914
Net income (loss)	$35,818	$22,640	$52,525	$32,788

Net income (loss) per common share - basic	$0.23	$0.15	$0.34	$0.21
Net income (loss) per common share - diluted	0.23	0.14	0.34	0.21

Comprehensive income (loss)	$35,818	$22,640	$52,525	$32,788
Weighted-average common shares outstanding - basic and diluted
Basic	154,661,277	153,509,612	154,551,589	153,366,516
Diluted	156,121,476	156,747,514	156,560,502	156,377,902

The AZEK Company Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Six Months Ended March 31,
	2022	2021
Operating activities:
Net income (loss)	$52,525	$32,788
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation	31,680	24,366
Amortization of intangibles	25,444	25,183
Non-cash interest expense	2,373	1,996
Non-cash lease expense	(68)	39
Deferred income tax (benefit) provision	15,132	8,710
Non-cash compensation expense	11,773	9,931
Loss (gain) on disposition of property	425	298
Changes in certain assets and liabilities:
Trade receivables	(90,571)	(57,578)
Inventories	(98,616)	(36,429)
Prepaid expenses and other currents assets	(8,677)	(2,111)
Accounts payable	12,213	8,239
Accrued expenses and interest	(22,294)	(8,461)
Other assets and liabilities	1,118	1,115
Net cash provided by (used in) operating activities	(67,543)	8,086
Investing activities:
Purchases of property, plant and equipment	(113,995)	(72,735)
Proceeds from disposition of fixed assets	497	32
Acquisitions, net of cash acquired	(86,935)	—
Net cash provided by (used in) investing activities	(200,433)	(72,703)
Financing activities:
Proceeds under revolving credit facility	40,000	—
Payment of debt issuance costs	—	(938)
Repayments of finance lease obligations	(1,242)	(883)
Exercise of vested stock options	4,923	2,953
Payments of initial public offering related costs	—	(210)
Cash paid for shares withheld for taxes	(429)	—
Net cash provided by (used in) financing activities	43,252	922
Net increase (decrease) in cash and cash equivalents	(224,724)	(63,695)
Cash and cash equivalents – Beginning of period	250,536	215,012
Cash and cash equivalents – End of period	$25,812	$151,317
Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$5,792	$8,645
Cash paid for income taxes, net	5,484	2,341
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$11,976	$4,420
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	10,208	9,157

Segment Results from Operations

Residential

The following table summarizes certain financial information relating to the Residential segment results that have been derived from our unaudited Condensed Consolidated Financial Statements for the three and six months ended March 31, 2022 and 2021.

	Three Months Ended March 31,				Six Months Ended March 31,
(U.S. dollars in thousands)	2022	2021	$ Variance	% Variance	2022	2021	$ Variance	% Variance
Net sales	$350,358	$262,198	$88,160	33.6%	$571,491	$447,838	$123,653	27.6%
Segment Adjusted EBITDA	98,350	81,699	16,651	20.4%	167,781	140,475	27,306	19.4%
Segment Adjusted EBITDA Margin	28.1%	31.2%	N/A	N/A	29.4%	31.4%	N/A	N/A

Commercial

The following table summarizes certain financial information relating to the Commercial segment results that have been derived from our unaudited Condensed Consolidated Financial Statements for the three and six months ended March 31, 2022 and 2021.

	Three Months Ended March 31,				Six Months Ended March 31,
(U.S. dollars in thousands)	2022	2021	$ Variance	% Variance	2022	2021	$ Variance	% Variance
Net sales	$45,897	$30,923	$14,974	48.4%	$84,472	$57,561	$26,911	46.8%
Segment Adjusted EBITDA	8,675	3,714	4,961	133.6%	13,423	7,030	6,393	90.9%
Segment Adjusted EBITDA Margin	18.9%	12.0%	N/A	N/A	15.9%	12.2%	N/A	N/A

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended March 31,		Six Months Ended March 31,
(U.S. dollars in thousands)	2022	2021	2022	2021
Net income (loss)	$35,818	$22,640	$52,525	$32,788
Interest expense	4,010	6,348	8,158	12,374
Depreciation and amortization	29,042	25,271	57,124	49,549
Income tax expense (benefit)	11,810	7,557	16,395	10,914
Stock-based compensation	4,928	7,156	8,944	10,136
Acquisition costs (1)	5,136	—	5,633	—
Initial public offering and secondary offering costs	—	1,149	—	1,149
Other costs (2)	177	1,390	662	3,053
Total adjustments	55,103	48,871	96,916	87,175
Adjusted EBITDA	$90,921	$71,511	$149,441	$119,963

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Net income (loss)	9.0%	7.7%	8.0%	6.5%
Interest expense	1.0%	2.2%	1.2%	2.4%
Depreciation and amortization	7.3%	8.6%	8.7%	9.8%
Income tax expense (benefit)	3.0%	2.6%	2.5%	2.2%
Stock-based compensation	1.2%	2.4%	1.4%	2.0%
Acquisition costs	1.3%	0.0%	0.9%	0.0%
Initial public offering costs	0.0%	0.4%	0.0%	0.2%
Other costs	0.1%	0.5%	0.1%	0.6%
Total adjustments	13.9%	16.7%	14.8%	17.2%
Adjusted EBITDA Margin	22.9%	24.4%	22.8%	23.7%

(1)

Acquisition costs reflect costs directly related to completed acquisitions of $3.9 million and $4.4 million in the three and six months ended March 31, 2022, respectively, and inventory step-up adjustments related to recording inventory of acquired businesses at fair value on the date of acquisition of $1.2 million for both the three and six months ended March 31, 2022.

(2)

Other costs include costs for legal expense of $0.1 million and $0.5 million in the three months ended March 31, 2022 and 2021, respectively, costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.7 million for the three months ended March 31, 2021, other costs of $0.1 million for the three months ended March 31, 2022, and the impact of retroactive adoption of ASC 842 of $0.2 million for the three months ended March 31, 2021. Other costs include costs for legal expense of $0.4 million and $1.0 million in the six months ended March 31, 2022 and 2021, respectively, costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.1 million and $1.7 million in the six months ended March 31, 2022 and 2021, respectively, other costs of $0.2 million for the six months ended March 31, 2022, and the impact of retroactive adoption of ASC 842 of $0.4 million for the six months ended March 31, 2021.

Adjusted Gross Profit and Adjusted Gross Profit Margin Reconciliation

	Three Months Ended March 31,		Six Months Ended March 31,
(U.S. dollars in thousands)	2022	2021	2022	2021
Gross Profit	$122,460	$97,849	$211,069	$170,827
Depreciation and amortization (1)	20,086	16,816	38,567	32,610
Acquisitions costs (2)	1,208	—	1,208	—
Adjusted Gross Profit	$143,754	$114,665	$250,844	$203,437

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Gross Margin	30.9%	33.4%	32.2%	33.8%
Depreciation and amortization	5.1%	5.7%	5.8%	6.5%
Acquisitions costs	0.3%	0.0%	0.2%	0.0%
Adjusted Gross Profit Margin	36.3%	39.1%	38.2%	40.3%

(1)

Depreciation and amortization for the three months ended March 31, 2022 and 2021 consists of $14.8 million and $11.3 million, respectively, of depreciation and $5.3 million and $5.5 million, respectively, of amortization of intangible assets relating to our manufacturing process. Depreciation and amortization for the six months ended March 31, 2022 and 2021 consists of $28.5 million and $21.6 million, respectively, of depreciation and $10.1 million and $11.0 million, respectively, of amortization of intangible assets relating to our manufacturing process.

(2)	Acquisition costs reflect inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended March 31,		Six Months Ended March 31,
(U.S. dollars in thousands, except per share amounts)	2022	2021	2022	2021
Net income (loss)	$35,818	$22,640	$52,525	$32,788
Amortization	12,564	12,540	25,444	25,183
Stock-based compensation (1)	1,804	6,087	3,765	8,773
Acquisition costs (2)	5,136	—	5,633	—
Initial public offering and secondary offering costs	—	1,149	—	1,149
Other costs (3)	177	1,390	662	3,053
Tax impact of adjustments (4)	(4,716)	(4,439)	(8,488)	(8,438)
Adjusted Net Income	$50,783	$39,367	$79,541	$62,508

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Net income (loss)	$0.23	$0.14	$0.34	$0.21
Amortization	0.08	0.08	0.15	0.16
Stock-based compensation	0.01	0.04	0.02	0.06
Acquisition costs	0.03	—	0.04	—
Initial public offering and secondary offering costs	—	0.01	—	0.01
Other costs	0.01	0.01	0.01	0.02
Tax impact of adjustments	(0.03)	(0.03)	(0.05)	(0.06)
Adjusted Diluted EPS (5)	$0.33	$0.25	$0.51	$0.40

(1)

Stock-based compensation costs reflect expenses related to our initial public offering. Expenses related to our recurring awards granted each fiscal year are excluded from the Adjusted Net Income reconciliation.

(2)

Acquisition costs reflect costs directly related to completed acquisitions of $3.9 million and $4.4 million in the three and six months ended March 31, 2022, respectively, and inventory step-up adjustments related to recording inventory of acquired businesses at fair value on the date of acquisition of $1.2 million for both the three and six months ended March 31, 2022.

(3)

Other costs include costs for legal expense of $0.1 million and $0.5 million in the three months ended March 31, 2022 and 2021, respectively, costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.7 million for the three months ended March 31, 2021, other costs of 0.1 million for the three months ended March 31, 2022, and the impact of retroactive adoption of ASC 842 of $0.2 million for the three months ended March 31, 2021. Other costs include costs for legal expense of $0.4 million and $1.0 million in the six months ended March 31, 2022 and 2021, respectively, costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.1 million and $1.7 million in the six months ended March 31, 2022 and 2021, respectively, other costs of $0.2 million for the six months ended March 31, 2022, and the impact of retroactive adoption of ASC 842 of $0.4 million for the six months ended March 31, 2021.

(4)	Tax impact of adjustments are based on applying a combined U.S. federal and state statutory tax rate of 24.5% for both the three and six months ended March 31, 2022 and 2021.
(5)

Weighted average common shares outstanding used in computing diluted net income (loss) per common share of 156,121,476 and 156,747,514 for the three months ended March 31, 2022 and 2021, respectively, and 156,560,502 and 156,377,902 for the six months ended March 31, 2022 and 2021, respectively.

Net Leverage Reconciliation

Twelve Months Ended March 31,
(In thousands)	2022
Net income (loss)	$ 112,887
Interest expense	16,095
Depreciation and amortization	109,179
Tax expense (benefit)	34,149
Stock-based compensation costs	21,478
Acquisition costs	5,633
Initial public offering and secondary offering costs	1,443
Other costs	2,801
Total adjustments	190,778
Adjusted EBITDA	$ 303,665
Long-term debt — less current portion	$ 505,284
Unamortized deferred financing fees	2,117
Unamortized original issue discount	253
Finance leases	57,213
Gross debt	$ 564,867
Cash and cash equivalents	(25,812)
Net debt	$ 539,055
Net Leverage	1.8x

Outlook

We have not reconciled Adjusted EBITDA guidance to its most comparable GAAP measure as a result of the uncertainty regarding, and the potential variability of, reconciling items such as the variability in the provision for income taxes, the estimates for warranty and rebate accruals and timing of the gain or loss on disposal of property, plant and equipment. Such reconciling items that impact Adjusted EBITDA have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of Adjusted EBITDA to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA guidance and future GAAP results.

Investor Relations Contact:

Amanda Cimaglia

312-809-1093

ir@azekco.com

Media Contact:

Rachel Mihulka
402-980-9603

AZEKquestions@zenogroup.com

Source: The AZEK Company Inc.